UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 is incorporated herein by reference into this Item 1.01.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed in a Current Report on Form 8-K filed by Lodging Fund REIT III, Inc. (the “Company”) with the Securities and Exchange Commission on January 24, 2022, LF3 Fargo Med, LLC and LF3 Fargo Med TRS LLC (collectively, the “Borrower”), subsidiaries of the Company’s operating partnership subsidiary Lodging Fund REIT III OP, LP (the “Operating Partnership”), assumed a $7.2 million loan (the “Original Hampton Fargo Loan”) with Legendary A-1 Bonds, LLC, (the “Original Lender”), secured by the 90-room Hampton Inn & Suites Fargo Medical Center in Fargo, North Dakota  (the “Hampton Fargo”) pursuant to a Loan Agreement, dated as of January 18, 2022. The Original Lender is an affiliate of Legendary Capital REIT III, LLC, the external advisor to the Company (the “Advisor”) which is owned by Norman Leslie and Corey Maple, each a director and executive officer of the Company and principal of the Advisor.  The Original Hampton Fargo Loan was evidenced by a promissory note and had a fixed interest rate of 7.0% per annum.  On February 23, 2022, the proceeds of the New Hampton Fargo Loan as defined and described in Item 2.03 below were used to refinance the Original Hampton Fargo Loan, and all outstanding obligations under the Original Hampton Fargo Loan were repaid in full without any fee or penalty and all commitments and guaranties in connection therewith have been terminated or released.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

On February 23, 2022, pursuant to the Business Loan Agreement, dated as of February 23, 2022 (the “New Loan Agreement”), the Borrower entered into a new $7.4 million loan with Western State Bank (the “New Lender”), which is secured by the Hampton Fargo (the “New Hampton Fargo Loan”). The New Lender is not affiliated with the Company or the Advisor. The New Hampton Fargo Loan is evidenced by a promissory note and has a fixed interest rate of 4.00% per annum.  The New Hampton Fargo Loan matures five years after the effective date. The New Hampton Fargo Loan requires monthly payments of principal and interest, with the outstanding principal and interest due at maturity. The New Hampton Fargo Loan will move to monthly interest-only payments for 12 months once the PIP funds are placed on deposit with the New Lender and work on the PIP begins. The Borrower has the right to prepay all or a portion of the New Hampton Fargo Loan at any time without penalty. The Borrower used the proceeds of the New Hampton Fargo Loan to repay in full the Original Hampton Fargo Loan described in Item 1.02 above.

The New Loan Agreement requires the maintenance of covenants concerning an annual debt service coverage ratio beginning for each fiscal year beginning December 31, 2023, the maintenance of a replacement reserve account beginning 30 days after loan origination and the monthly escrow for property taxes as further described in the New Loan Agreement. The New Loan Agreement contains customary events of default, including payment defaults, as further described therein.  If an event of default occurs under the New Loan Agreement, the New Lender may accelerate the repayment of amounts outstanding under the New Loan Agreement and exercise other remedies subject, in certain instances, to the expiration of applicable cure periods.

Pursuant to the New Loan Agreement, the Operating Partnership entered into a Guaranty (the “OP Guaranty”) with the New Lender to guarantee payment when due of the loan amount and the performance of the agreements of Borrower contained in the loan documents, as further described in the OP Guaranty.  Further, Corey Maple, a director and executive officer of the Company, entered into a Guaranty (the “Maple Guaranty”) with the New Lender to guarantee payment, when due, of the loan amount and any additional amounts due by the Borrower under the loan documents at that time, as further described in the Maple Guaranty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: March 25, 2022	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary